Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Disc Medicine, Inc. for the registration of its common stock, preferred stock, debt securities, warrants, and units and to the incorporation by reference therein of our report dated March 25, 2022, with respect to the consolidated financial statements of Disc Medicine, Inc. included in Disc Medicine, Inc.’s Current Report on Form 8-K dated December 29, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 17, 2023